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                                 [LETTERHEAD]


April 26, 1999

James Bromley
4616 New Sweden Avenue
Bainbridge Island, WA 98110                              Fax: (206)343-6877

RE: Offer of Employment

Dear Jim:

I am pleased to offer you the position of Senior Vice President of Finance and CFO for Multiple Zones International, Inc., reporting to Phil Lalji, President/CEO. This offer is made for employment beginning Tuesday, June 1, 1999 and includes the following:

COMPENSATION

A salary of $6,250.00 per pay period (24 per year). You will also be eligible for the company's incentive bonus compensation at the Executive Level (50% comprised of 25% individual goals, 25% company plan). As with all company incentive plans, this is subject to change at management's discretion.

The Company will provide you with 100,000 stock option grants, under the 1993 Stock Incentive Plan as amended, priced as of the date of acceptance of this offer, and this grant will vest according to Stock Option plan except that the vesting will accelerate in the event of a change of control. In the event of separation from MZI due to change of control, the company will guarantee a one-year severance at your then current salary. For purposes of this Employment Offer, the term "Change of Control" is limited to the following:
(a) Any sale or exchange of Common Stock of the Company, any sale or exchange of assets of the Company (other than in the ordinary course of business), or any merger, statutory share exchange or other similar transaction, as a result of which, together with all other similar transactions that have occurred during the period of eighteen (18) months ending on the date of the transaction, there has been during that period a transfer of ownership or control of more than seventy-five percent (75%) of the Company's stock, voting power, assets or business; or (b) The acquisition by any person or entity or any group of persons or entities acting in concert of the ownership of, or the power to vote, more than fifty percent (50%) of the outstanding voting securities of the Company (for which purpose, securities which are convertible into voting securities will be deemed voting securities).

You will also have an annual stock option grant opportunity equal to 40% of your base salary as of January 1st of each year. Annual grants are subject to approval of the Board

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of Directors during the Board Meeting, generally held in April that precedes the Annual Meeting of Shareholders.

BENEFITS

The Company will provide you with medical, dental, vision and prescription insurance coverage in accordance with the Company insurance plan. There is optional coverage for spouses and immediate family members, but the cost of this additional coverage will be your responsibility. Your eligibility for benefits would begin on the first of the month following employment. (e.g. If you begin on June 1, 1999, your benefits will begin July 1, 1999)

VACATION

You will be eligible for three weeks vacation right from the onset of employment.

RESPONSIBILITY

You will be responsible for Finance, Administration, Strategic Planning, Budgeting, and Investor Relations. In this respect the VP of Finance and Administration, the Director of Budget and Planning and the Investor Relations Coordinator will report to you.

It is my understanding that the foregoing terms and conditions of your employment represent our entire agreement and supersede all prior discussions regarding your employment with Multiple Zones International, Inc. Any questions regarding this offer of employment or MZI benefits may be directed to me at (425) 430-3206. A second original of this letter is enclosed for your records. Please indicate your acceptance by signing and returning the signed original to my office (under confidential cover) at your earliest convenience.

Thank you very much - we'd be very glad to have you join the MZI Team!


Sincerely,

/s/ Firoz Lalji

Firoz Lalji
President/CEO

FL/mm

Enclosure

Accepted:  /s/ James H. Bromley                             Date: 4/26/99
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           James H. Bromley